EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated September 8, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of LSI Industries Inc. on Forms S-8 (File No. 333-11503, effective September 6, 1996, File No. 333-91531, effective November 23, 1999, File No. 333-100038, effective September 24, 2002, File No. 333-100039, effective September 24, 2002 and File No. 33-333-110784, effective November 26, 2003).
/s/ Grant Thornton LLP
Cincinnati, Ohio
September 8, 2010